Exhibit 4.6

EXCHANGE RIGHTS AGREEMENT

THIS EXCHANGE RIGHTS AGREEMENT (this “Agreement”), dated as of September 3, 2021 is entered into by and among Independence Realty Trust, Inc., a Maryland corporation (the “Company”), Independence Realty Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), and the Persons whose names are set forth on Exhibit A attached hereto (as it may be amended from time to time). This Agreement shall become effective automatically on the Effective Date (as such term is defined in Section 4.12 below), subject to the terms of Section 4.12 below.

R E C I T A L S:

(1)

The Company, together with certain other limited partners, has entered into the Fifth Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated March 3, 2017 (as such agreement has been amended or will be amended on or about the date hereof by Amendment No. 1 and as such agreement may hereafter be further amended or amended and restated from time to time, the “Partnership Agreement”).

(2)

Pursuant to the Partnership Agreement, the Limited Partners (as defined in the Partnership Agreement) hold common units of limited partnership interest (“Partnership Units”) in the Operating Partnership.

(3)

The Operating Partnership has agreed to provide the Limited Partners with rights to exchange their Partnership Units for cash or, at the election of the Company, for shares of the Company’s common stock, $0.01 par value per share (the “REIT Stock”).

Accordingly, the parties hereto do hereby agree as follows:

ARTICLE I DEFINED TERMS

Unless otherwise defined herein, terms not defined herein shall have the meaning set forth in the Partnership Agreement. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Cash Amount” means an amount of cash per Partnership Unit equal to the Value on the Valuation Date of the REIT Stock Amount.

“Exchange Factor” means 1.0, provided, that in the event that the Company (i) declares or pays a dividend on its outstanding REIT Stock in the form of shares of REIT Stock or makes a distribution to all holders of its outstanding REIT Stock in the form of shares of REIT Stock and does not make corresponding distributions on Common Units; (ii) subdivides its outstanding REIT Stock; or (iii) combines its outstanding REIT Stock into a smaller number of shares of REIT Stock, the Exchange Factor shall be adjusted by multiplying the Exchange Factor by a fraction, the numerator of which shall be the number of shares of REIT Stock issued and outstanding on the record date for such dividend, contribution, subdivision or combination (assuming for such purpose that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of shares of REIT Stock (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, subdivision or combination; and provided further that in the event that an entity other than an Affiliate of the General Partner shall become General Partner pursuant to any merger, consolidation or combination of the General Partner with or into another Entity (the “Successor Entity”), the Exchange Factor shall be adjusted by multiplying the Exchange Factor by the number of shares of common stock of the Successor Entity into which one share of REIT Stock is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Exchange Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event giving rise thereto, it being intended that (x) adjustments to the Exchange Factor are to be made to avoid unit dilution or anti-dilution, as a result of transactions in which shares of REIT Stock are issued, redeemed or exchanged without a corresponding issuance, redemption or exchange of Partnership Units and (y) if a Specified Exchange Date shall fall between the record date and the effective date of any event of the type described above, then the Exchange Factor applicable to such redemption shall be adjusted to take into account such event.

“Exchanging Partner” has the meaning set forth in Section 2.1 hereof. “Exchange Right” has the meaning set forth in Section 2.1 hereof.

“Notice of Exchange” means the Notice of Exchange substantially in the form of Exhibit B to this Agreement.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, estate, or unincorporated organization, or other entity, or a government or agency or political subdivision thereof.

“REIT Stock Amount” means that number of shares of REIT Stock equal to the product of the number of Partnership Units offered for exchange by an Exchanging Partner, multiplied by the Exchange Factor as of the Valuation Date, provided, that in the event the Company or the Operating Partnership issues to all holders of REIT Stock rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Stock, or any other securities or property (collectively, the “rights”), then the REIT Stock Amount shall also include such rights that a holder of that number of shares of REIT Stock would be entitled to receive unless the Partnership issues corresponding rights to holders of Partnership Units.

“Specified Exchange Date” means the day of receipt by the Operating Partnership and the Company of a Notice of Exchange or, if such date is not a Business Day, the first Business Day thereafter.

“Valuation Date” means the Specified Exchange Date.

“Value” means, with respect to one share of REIT Stock, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the Valuation Date. The market price for each such trading day shall be:

(i)if the REIT Stock is listed or admitted to trading on the New York Stock Exchange (the “NYSE”) or any other national securities exchange, the closing price on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; or

(ii)if the REIT Stock is not listed or admitted to trading on the NYSE or any other national securities exchange, the last reported sale price on such day or, if no such sale price takes place on such date, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner; or

(iii)if the REIT Stock is not listed or admitted to trading on the NYSE or any other national securities exchange and no such last reported sale price or closing bid and asked prices are available during the immediately-preceding thirty (30) day period, the Value of a share of REIT Stock as determined in good faith by the independent members of the board of directors in its reasonable discretion.

In the event the REIT Stock Amount includes rights or interests that a holder of REIT Stock has received or would be entitled to receive, then the Value of such rights shall be determined by the independent directors of the Company acting in good faith on the basis of such quotations and other information as they consider, in their reasonable judgment, appropriate.

ARTICLE II EXCHANGE RIGHT

2.1	Exchange Right.

(a)

Subject to Sections 2.2, 2.3, 2.4 and 2.5 hereof, and subject to any limitations under applicable law, the Operating Partnership hereby grants to each Limited Partner and each Limited Partner hereby accepts the right (the “Exchange Right”), exercisable

(i)on or after the date which is ninety (90) days from the Effective Date or (ii) upon the liquidation of the Operating Partnership or the sale of all or substantially all of the assets of the Operating Partnership, to exchange on a Specified Exchange Date all or a portion of the Partnership Units held by such Limited Partner at an exchange price equal to and in the form of the Cash Amount.

(b)

The Exchange Right shall be exercised pursuant to a Notice of Exchange delivered to the Operating Partnership, with a copy delivered to the Company, by the Limited Partner who is exercising the Exchange Right (the “Exchanging Partner”); provided, however, that the Company, in its capacity as General Partner of the Operating Partnership, may elect, after a Notice of Exchange is delivered, to satisfy the Exchange Right which is the subject of such notice in accordance with Section 2.2.

(c)

A Limited Partner may exercise the Exchange Right in accordance with the terms of this Agreement from time to time with respect to part or all of the Partnership Units that it owns, as selected by the Limited Partner, provided that, except as provided in the Agreement, a Limited Partner may not exercise the Exchange Right for less than one thousand (1,000) Partnership Units unless such Limited Partner then holds less than one thousand (1,000) Partnership Units, in which event the Limited Partner must exercise the Exchange Right for all of the Partnership Units held by such Limited Partner.

(d)	An Exchanging Partner shall have no right with respect to any Partnership Units so exchanged to receive any distributions paid after the Specified Exchange Date with respect to such Partnership Units.

(e)

Any Assignee of a Limited Partner may exercise the rights of such Limited Partner pursuant to this Article 2, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee.

(f)

In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount or the REIT Stock Amount, as the case may be, shall be satisfied by the Operating Partnership or the Company, as the case may be, directly to such Assignee and not to such Limited Partner.

2.2	Option of Company to Exchange for REIT Stock.

(a)

Notwithstanding the provisions of Section 2.1, the Company may, in its capacity as the General Partner of the Operating Partnership, in its sole and absolute discretion (subject to the limitations on ownership and transfer of REIT Stock set forth in the Company’s charter), elect to assume directly and satisfy an Exchanging Partner’s Exchange Right by exchanging REIT Stock and rights equal to the REIT Stock Amount on the Specified Exchange Date for the Partnership Units offered for exchange by the Exchanging Partner, whereupon the Company shall acquire the Partnership Units offered for exchange by the Exchanging Partner and shall be treated for all purposes of the Partnership Agreement as the owner of such Partnership Units. Unless the Company, in its sole and absolute discretion, shall exercise its right to assume directly and satisfy the Exchange Right, the Company shall not have any obligation to the Exchanging Partner or to the Operating Partnership with respect to the Exchanging Partner’s exercise of the Exchange Right. If the Company shall exercise its right to satisfy the Exchange Right in the manner described in the first sentence of this Section 2.2 and shall fully perform its obligations in connection therewith, the Operating Partnership shall have no right or obligation to pay any amount to the Exchanging Partner with respect to such Exchanging Partner’s exercise of the Exchange Right, and each of the Exchanging Partner, the Operating Partnership and the Company shall, for federal income tax purposes, treat the transaction between the Company and the Exchanging Partner as a sale of the Exchanging Partner’s Partnership Units to the Company. Nothing contained in this Section 2.2 shall imply any right of the Company to require any Limited Partner to exercise the Exchange Right afforded to such Limited Partner pursuant to Section 2.1.

(b)	In the event the Company shall elect to satisfy, on behalf of the Operating Partnership, an Exchanging Partner’s Exchange Right by exchanging REIT Stock for the Partnership Units offered for exchange,

(i)	the Company hereby agrees so to notify the Exchanging Partner within five

(5) Business Days after the receipt by the Company of such Notice of Exchange,

(ii)

each Exchanging Partner hereby agrees to execute such documents and instruments as the Company may reasonably require in connection with the issuance of REIT Stock upon exercise of the Exchange Right, and

(iii)	the Company hereby agrees to deliver stock certificates (if the REIT stock is physically certificated) representing fully paid and nonassessable shares of REIT Stock.

2.3

Prohibition of Exchange for REIT Stock. Notwithstanding anything herein to the contrary, the Company shall not be entitled to satisfy an Exchanging Partner’s Exchange Right pursuant to Section 2.2 if the delivery of REIT Stock to such Limited Partner by the Company pursuant to Section 2.2 (regardless of the Operating Partnership’s obligations to the Limited Partner under Section 2.1):

(a)	would be prohibited under the Articles of Incorporation of the Company,

(b)	if the Company has elected REIT status, would otherwise jeopardize the REIT status of the Company, or

(c)

would cause the acquisition of the REIT Stock by the Limited Partner to be “integrated” with any other distribution of REIT Stock by the Company for purposes of complying with the registration provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”).

The Company may, in its sole and absolute discretion, waive any such prohibition set forth in this Section 2.3.

2.4

Payment Date. Any Cash Amount to be paid to an Exchanging Partner shall be paid within thirty (30) days of the Specified Exchange Date. The REIT Stock Amount, if applicable, shall be delivered within ten (10) days of the Specified Exchange Date as duly authorized, validly issued, fully paid and nonassessable shares of REIT Stock and, if applicable, free of any pledge, lien, encumbrance or restriction, other than those provided in the Articles of Incorporation and Bylaws of the General Partner, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such shares of REIT Stock entered into by the Exchanging Partner. Notwithstanding any delay in such delivery (but subject to Section 2.5), if the Company elects to assume and satisfy an Exchanging Partner’s Exchange Right by exchanging REIT Stock, then, to the full extent permitted by law, the Exchanging Partner shall be deemed the owner of such shares of REIT Stock for all purposes, including without limitation, to receive distributions, as of the Specified Redemption Date.

2.5

Expiration of Exchange Right. The Exchange Right shall expire with respect to any Partnership Units for which a Notice of Exchange has not been delivered to the Operating Partnership and the Company on or before December 31, 2040.

2.6	Effect of Exchange.

(a)

Any exchange of Partnership Units pursuant to this Article 2 shall be deemed to have occurred as of the Specified Exchange Date for all purposes, including without limitation the payment of distributions or dividends in respect of Partnership Units or REIT Stock, as applicable.

(b)	Any Partnership Units acquired by the Company pursuant to an exercise by any Limited Partner of an Exchange Right shall be deemed to be acquired by and reallocated or reissued to the Company.

(c)

The Company, as general partner of the Operating Partnership, shall amend the Partnership Agreement to reflect each such exchange and reallocation or reissuance of Partnership Units and each corresponding recalculation of the Partnership Units of the Limited Partners.

ARTICLE III OTHER PROVISIONS

3.1	Representations, Warranties and Covenants of the Company.

(a)

The Company acknowledges that, if, in connection with the exercise of the Exchange Right shares of REIT Stock are issued by the Company pursuant to Section 2.2, such shares of REIT Stock will have been and are fully paid by the exercising Limited Partner.

(b)

If the Company elects to issue shares of REIT Stock pursuant to Section 2.2 in connection with the exercise of the Exchange Right, and if at least six (6) months has elapsed from the date the Limited Partner acquired its Partnership Units, such shares of REIT Stock will be freely tradable without restriction under Rule 144 of the Securities Act, as currently in effect and under current SEC interpretations and the certificates (if any) or global certificate will not contain any restrictive securities law legends.

(c)

At all times during the pendency of the Exchange Right, the Company shall (i) reserve for issuance such number of shares of REIT Stock as may be necessary to enable the Company to issue such shares in full payment of the REIT Stock Amount in regard to all Partnership Units held by Limited Partners which are from time to time outstanding and (ii) will have filed a supplemental listing application with the NYSE or any applicable national securities exchange with respect to any such shares of REIT Stock that may be issued in connection with the Exchange Right.

(d)

During the pendency of the Exchange Right, the Company shall deliver to Limited Partners in a timely manner all reports filed by the Company with the SEC to the extent the Company also transmits such reports to its stockholders and all other communications transmitted from time to time by the Company to its stockholders generally

(e)

The Company shall notify each Limited Partner, upon request, of the then current Exchange Factor and such notice will include a reasonable explanation of the Exchange Factor calculation to be applied at such time

(f)

Notwithstanding Section 3.3 or anything to the contrary contained herein, if the Company elects to issue shares of REIT Stock pursuant to Section 2.2 in connection with the exercise of the Exchange Right, the Company shall cooperate in accordance with the Company’s normal procedures to have any transfer restrictions removed, including any  transfer restrictions under the Securities Act  or state securities laws (including the legend described in Section 3.3(d)(i) hereof), any contractual restrictions under this Agreement and any stop order instructions of the Company’s transfer agent. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section. Notwithstanding the foregoing, the Company shall cause its counsel (including its in-house counsel) to issue any opinion required by its transfer agent to effect any of the foregoing; provided that if the Company’s in-house counsel is unable to issue such opinion the exercising Limited Partner shall reimburse the Company for fifty percent (50%) of the legal fees incurred by the Company to obtain such opinion from its outside counsel.

3.2	Fractional Shares.

(a)	No fractional shares of REIT Stock shall be issued upon exchange of Partnership Units.

(b)

The number of full shares of REIT Stock which shall be issuable upon exchange of Partnership Units (or the cash equivalent amount thereof if the Cash Amount is paid) shall be computed on the basis of the aggregate amount of Partnership Units so surrendered.

(c)

Instead of any fractional shares of REIT Stock which would otherwise be issuable upon exchange of any Partnership Units, the Operating Partnership shall pay a cash adjustment in respect of such fraction in an amount equal to the Cash Amount of a Partnership Unit multiplied by such fraction.

3.3

Investment Representations and Warranties. By delivering to the Company a Notice of Exchange, each Exchanging Partner will be deemed to represent and warrant to the Company and the Operating Partnership that such Exchanging Partner is aware of the Company’s option to exchange such Exchanging Partner’s Partnership Units for REIT Stock pursuant to Section 2.2 hereof and that:

(a)

(i) such Exchanging Partner has reviewed (1) if the Company is required to file reports under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) copies of all reports and other filings (the “SEC Reports”), in the form filed on the SEC’s Electronic Data Gathering, Analysis and Retrieval system, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, made by the Company with the SEC pursuant to the Exchange Act, and the rules and regulations thereunder, and understands the risks of, and other considerations relating to, an investment in REIT Stock or (2) if the Company is not required to file SEC reports, such information regarding the business, operations, financial condition, assets and liabilities of the Company as the Exchanging Partner deems necessary and appropriate in connection with the receipt of REIT Stock.

(ii)

Such Exchanging Partner, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in REIT Stock,

(A)

has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of and of making an informed investment decision with respect to an investment in REIT Stock,

(B)	is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests and

(C)	is capable of bearing the economic risk of such investment.

(iii)	(A)Such Exchanging Partner is an “accredited investor” as defined in Rule 501 of the regulations promulgated under the Securities Act.

(B)

If such Exchanging Partner has retained or retains a person to represent or advise it with respect to its investment in REIT Stock, such Exchanging Partner will advise the Company of such retention and, at the Company’s request, such Exchanging Partner shall, prior to or at delivery of the REIT Stock hereunder,

(I)	acknowledge in writing such representation, and

(II)	cause such representative or advisor to deliver a certificate to the Company containing such representations as may be reasonably requested by the Company.

(b)	(i) Such Exchanging Partner understands that an investment in the Company involves substantial risks.

(ii)

Such Exchanging Partner has been given the opportunity to make a thorough investigation of the activities of the Company and has been furnished with materials relating to the Company and its activities, including, without limitation, each Prospectus and the SEC Reports.

(iii)

Such Exchanging Partner has relied and is making its investment decision based upon the Prospectus/Consent Solicitation Statement relating to the Consolidation and any subsequent Prospectus, the SEC Reports and other written information provided to the Exchanging Partner by or on behalf of the Company and, as applicable, such Exchanging Partner’s position as a director or executive officer of the Company.

(c)

(i) The REIT Stock to be issued to such Exchanging Partner hereunder will be acquired by such Exchanging Partner for its own account, for investment only and not with a view to, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein.

(ii) Such Exchanging Partner was not formed for the specific purpose of acquiring an interest in the Company.

(d)	(i)Such Exchanging Partner acknowledges that

(A)

the shares of REIT Stock to be issued to such Exchanging Partner hereunder have not been registered under the Securities Act or state securities laws by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws and, the certificates representing such shares of REIT Stock will bear a legend to such effect,

(B)

the Company’s and the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of such Exchanging Partner contained herein,

(C)

the REIT Stock to be issued to such Exchanging Partner hereunder may not be resold or otherwise distributed unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available,

(D)	there may be no market for unregistered shares of REIT Stock, and

(E)	the Company has no obligation or intention to register such REIT Stock under the Securities Act or any state securities laws.

(ii) Subject to Section 3.1(d), such Exchanging Partner acknowledges that because of the restrictions on transfer or assignment of such REIT Stock to be issued hereunder, such Exchanging Partner may have to bear the economic risk of its investment in REIT Stock issued hereunder for an indefinite period of time.

(e)

The address set forth under such Exchanging Partner’s name in the Notice of Exchange is the address of the Exchanging Partner’s principal place of business or, if a natural person, the address of the Exchanging Partner’s residence, and such Exchanging Partner has no present intention of becoming a resident of any country, state or jurisdiction other than the country and state in which such principal place of business or residence is situated.

3.4	Miscellaneous Provisions.

(a)The General Partner may not take any action in contravention of an express prohibition in the Limited Partnership Agreement without the consent any party hereto adversely affected. The preceding sentence shall not apply to any limitation or prohibition in the Limited Partnership Agreement that expressly authorizes the General Partner to take action (either in its discretion or in specified circumstances) so long as the General Partner acts within the scope of such authority.

(b)In addition to the rights set forth under Section 8.5(a) of the Limited Partnership Agreement, upon the reasonable written demand of a party hereto and at such party’s expense, such party will have a right to receive from the General Partner: (i) a copy of the Limited Partnership Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and any amendments thereto have been executed and (ii) the then current Exchange Factor and any changes to the Exchange Factor.

(c)No part of the interest of a party hereto under the Limited Partnership Agreement shall be subject to the claims of any creditor, any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in the Limited Partnership Agreement or by law.

(d)The General Partner will not amend the Limited Partnership Agreement without the Consent of the Limited Partners if such amendment would: (i) amend Sections 7.1(a)(ii), 7.4, 7.5, 7.7, 11.2 and 13.1

ARTICLE IV GENERAL PROVISIONS

4.1

Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to the Operating Partnership, the Company, a Limited Partner or Assignee, as the case may be, under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other similarly reliable means of written communication to the Operating Partnership, the Company, a Limited Partner or Assignee, as the case may be, at the address listed on the records of the Operating Partnership.

4.2

Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

4.3

Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

4.4

Further Action and Additional Restrictions. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

4.5

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

4.6

Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

4.7

Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

4.8	Applicable Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

4.9

Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

4.10

Entire Agreement. This Agreement contains the entire understanding and agreement among the Limited Partners, the Operating Partnership and the Company with respect to the subject matter hereof and supersedes any other prior written or oral understandings or agreements among them with respect thereto.

4.11	Amendment. This Agreement may be amended from time to time with the consent of the Company by a vote of the Limited Partners in the same manner as the Partnership

Agreement (in accordance with Section 14.1(a) thereof) may be amended as provided therein, provided, however, that the Company shall vote its limited partnership interests in proportion to the votes of the other Limited Partners.

4.12

Effectiveness of Agreement. This Agreement shall be become effective automatically upon consummation of the “Partnership Merger” provided for in, and defined in, the Agreement and Plan of Merger dated as of July 26, 2021 (the “Merger Agreement”) by and among the Company, the Operating Partnership, IRSTAR Sub, LLC, Steadfast Apartment REIT, Inc. and Steadfast Apartment REIT Operating Partnership, L.P.; and if the Merger Agreement is terminated without the Partnership Merger having been consummated, then this Agreement shall not become effective and shall be deemed terminated automatically upon the termination of the Merger Agreement. If the Partnership Merger is consummated, then the date on which the Partnership Merger is consummated shall be the “Effective Date.”

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Exchange Rights Agreement as of the date first written above.

THE COMPANY:

INDEPENDENCE REALTY TRUST, INC.

By:/s/JAMES SEBRA

Name:James Sebra

Title:Chief Financial Officer

OPERATING PARTNERSHIP:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

By:INDEPENDENCE REALTY TRUST, INC.,

its general partner

By:/s/JAMES SEBRA

Name:James Sebra

Title:Chief Financial Officer

[SIGNATURES CONTINUE ON NEXT PAGE]

LIMITED PARTNERS:

COPANS V V M, LLC

/s/JEFFREY S. PECHTER

Name: Jeffrey S. Pechter Title: Managing Member

WELLINGTON V V M, LLC

/s/JEFFREY S. PECHTER

Name: Jeffrey S. Pechter Title: Managing Member

Exhibit A - Exchange Rights Agreement Name and Address of Limited Partners

WELLINGTON V V M, LLC

280 NE 2nd Avenue Delray Beach, FL 33444

COPANS V V M, LLC

280 NE 2nd Avenue Delray Beach, FL 33444

Exhibit A

Exhibit B - Exchange Rights Agreement

Notice of Exchange

The undersigned Limited Partner hereby irrevocably (i) exchangesPartnership Units in Independence Realty Operating Partnership, LP, in accordance with the terms of the

Exchange   Rights   Agreement,   dated   as   of   _,   20(the   “Exchange   Rights

Agreement”), and the Exchange Right referred to therein; (ii) surrenders such Partnership Units and all right, title and interest therein; and (iii) directs that the Cash Amount or REIT Stock Amount (as determined by the Company) deliverable upon exercise of the Exchange Right be delivered to the address specified below, and if REIT Stock is to be delivered, such REIT Stock will be registered or placed in the name(s) and at the address(es) specified below. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Exchange Rights Agreement.

The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Partnership Units, free and clear, other than any encumbrance arising pursuant to the Partnership Agreement, of the rights or interests of any other person or entity; (b) has the full right, power, and authority to exchange and surrender such Partnership Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, (other than consent or approval that may be required of the Company or the Operating Partnership) having the right to consent or approve such exchange and surrender on the part of the undersigned.

The undersigned hereby makes the representations and warranties contained in Section 3.3 of the Exchange Rights Agreement as if such representations and warranties had been set forth in full in this Notice of Exchange.

Dated: Name of Limited Partner (Please Print)

Signature guaranteed by: (Signature of Limited Partner) (Street Address)

(City) (State)(Zip Code)

If REIT Stock is to be issued, issue to:

Exhibit B